Exhibit 99.1

Sean Collins
817-967-1577
mediarelations@aa.com

FOR RELEASE: Thurs., May 30, 2013

AMERICAN AIRLINES ANNOUNCES PRIVATE OFFERING OF ENHANCED EQUIPMENT TRUST CERTIFICATES

FORT WORTH, Texas - American Airlines, Inc. (“American”), the principal operating subsidiary of AMR Corporation, today announced the private offering of American Airlines, Inc. Pass Through Certificates, Series 2013-1C (the “Class C Certificates”) in the aggregate face amount of $119,769,000. The Class C Certificates generally will rank junior to the American Airlines, Inc. Pass Through Certificates, Series 2013-1A and the American Airlines, Inc. Pass Through Certificates, Series 2013-1B, which were issued on March 12, 2013.

The Class C Certificates will represent an interest in the assets of a pass through trust, which will hold certain equipment notes expected to be issued by American. Such equipment notes are expected to be secured by eight currently owned Boeing 737-823 aircraft, one currently owned Boeing 777-223ER aircraft, two currently owned Boeing 777-323ER aircraft, and two new Boeing 777-323ER aircraft currently scheduled for delivery to American during the period from June 2013 to July 2013.

The Class C Certificates are being offered in the United States to qualified institutional buyers, as defined in, and in reliance on, Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Class C Certificates will not be registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state law.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer or sale of the Class C Certificates in any jurisdiction in which

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AMERICAN AIRLINES ANNOUNCES PRIVATE OFFERING OF ENHANCED EQUIPMENT TRUST CERTIFICATES

May 30, 2013

such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Statements in this release contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which constitute American’s expectations or beliefs concerning future events. These forward-looking statements are subject to a number of factors that could cause actual results to differ from our expectations. In particular, the risk factors listed under Item 1A. “Risk Factors” in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2012 (the “2012 10-K”) could cause actual results to differ materially from historical results and from those expressed in forward-looking statements. Additional information concerning these and other factors is contained in our filings with the Securities and Exchange Commission (the “SEC”), including but not limited to, the 2012 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. Except to the extent required by law, American undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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